UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

ARGONAUT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14950	95-4057601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10101 Reunion Place, Suite 500

San Antonio, Texas 78216

(Address of Principal executive offices, including Zip Code)

(210) 321-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2007, the Board of Directors of Argonaut Group, Inc. (the “Company”) approved Amendment Number 1 (the “Amendment”) to the Argonaut Deferred Compensation Plan for Non-Employee Directors (the “Plan”), effective immediately. All of the Company’s directors other than Mark E. Watson III, the Company’s President and Chief Executive Officer, are currently eligible to participate under the Plan.

The Amendment to the Plan deletes the previous requirement that all payments made to an eligible person under the Plan (“Benefit Payments”) that are triggered by any event or occurrence specified in the Plan (a “Distribution Event”) shall be delivered in the form of shares of the Company’s publicly traded stock acquired by the Company prior to the date of delivery. Instead, the Amendment provides that a person eligible for such Benefit Payments under the Plan may elect at any time prior to the commencement of any calendar year to receive the value of a Benefit Payment in cash, with such election continuing until subsequently changed by such person. The amounts of any such Benefit Payments, whether payable in cash or stock, continue to be valued based on the closing price of the Company’s stock on the next trading day after the Distribution Event triggering the Benefit Payment. The Plan was further amended to provide that February 15, 2008 shall be a Distribution Event triggering a Benefit Payment, and that any Benefit Payment resulting from the February 15, 2008 Distribution Event shall be paid on February 19, 2008, but in no event later than December 31, 2008.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.1	Amendment Number 1 to the Argonaut Deferred Compensation Plan for Non-Employee Directors, dated August 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2007

ARGONAUT GROUP, INC.

/s/ Craig S. Comeaux
By:	Craig S. Comeaux
Its:	Vice President, Secretary and Deputy General Counsel